Exhibit 3.28(a)

Certificate of Incorporation OF ADVantage Drilling Services Company S.A.E A Joint Stock Company incorporated in accordance with the Egyptian Law Ismailia Public Free zone No. 36 Date 15/01/2019 • After reviewing the Constitution • And the Commerce Law • Law No. 34 of 1976 related to the Commercial Registry and its Executive Regulation. • the Joint Stock Companies, Partnerships Limited by Shares, Limited Liability and single ownership companies Law promulgated by Law No. 159 of 1981 and its Executive Regulation, and the Investment Law promulgated by Law No. 72 of 2017, and its Executive Regulations. • The Ministerial Decree No. 1435 of 2018. • The Board of Directors of the Public Free Zone, Ismailia issued a decision (No. 83/5-2018) on 10/12/2018 in order to approve the establishment of ADVantage Drilling Services Company’s project in the Ismailia Public Free Zone, such decision is certified by the Executive President of the Authority on 31/12/ 2018, noting that the board has been informed by the approval of the board of directors of the Ismailia Public Free Zone by circulation, on 1/11/2018, which was ratified on 16/11/2018, to approve the establishment of a new project at the Ismailia Public Free Zone. The General Authority of Investment and Free Zones (“GAFI”) acknowledges the accomplishment of the establishment’s procedures of ADVantage Drilling Services a Joint Stock Company incorporated in accordance with the provisions of the Investment Law promulgated by Law No. 72 of 2017 and its Executive Regulation as follows: First: The name of the company is ADVantage Drilling Services Company S.A.E. Second: The authorized capital of the Company shall be 10,000,000 USD (Ten Million United States Dollars) and the issued capital of the Company shall be 1,000,000 USD (One Million United States Dollars) distributed over one hundred thousand shares, the value of each share is 10 USD (Ten United States Dollars) each. The shares have been distributed as follows: No. Name Nationality Capacity No. of Nominal Currency of payment Shares Value

1 Advance Energy Egyptian Founder 48,000 480,000 USD Systems (ADES) SAE 2 Vantage Driller II Cayman Founder 51.000 510,000 USD Co. Islands 3 ADES UAE Founder 1.000 10,000 USD International Holding Ltd. Total 100,000 1,000,000 USD The percentage of Egyptian participation is 48%. The founders have paid 25% of the nominal value of the licensed shares upon subscription at Arab Bank, Cairo branch. Third: The purpose of the company is: Drilling deep marine wells or oil-producing wells or natural gas at depths exceeding 350 m and exploration activities and maintenance of petroleum and gas wells and all the related services. Owning, operation, management, renting and leasing of onshore and offshore equipment’s. Without prejudice to the observance of the provisions of laws regulations and resolutions in force the Company shall issue the required licenses for practicing its activity. Fourth: The head office of the company and its place and location of the activity shall be at the following address: approximately 2000 m2 (part of the vacant plot of land adjacent to EGYBACK project-cancelled- Ismailia Public Free Zone, Ismailia.

Fifth: The Board of Directors as mentioned in the AoA of the Company, is composed as follows: Name Nationality Capacity Mr. Ihab Toma Egyptian Chairman and representative of Vantage Driller II Co. Dr. Mohamed Farouk Mohamed Egyptian Managing Director and Abdelmeguid Abdelkhalek Vice-Chairman representative of Advanced Energy Systems (ADES) SAE Mr. Ayman Mamdouh Mohamed Fathy Egyptian Board Member and Abbas representative of Advanced Energy Systems (ADES) SAE Mr. Rafael Blattner Brazilian Board Member and representative of Vantage Driller II Co

Mr. Douglas Halkett British Board Member and representative of Vantage Driller II Co. Sixth: The duration of the company is 25 years effective from the date of the Company acquiring juridical personality. Seventh: The Board’s right and signing: The right to sign on the company’s transactions and undertakings shall be vested in every person authorized by the Board of Directors for this purpose. The Board shall have the right to appoint several managers, or authorized agents, and to authorize them to sign on behalf of the Company either solely or jointly. The Chairman of the Board of Directors, the Vice Chairman and the Managing Director have, solely, the right to sign, to withdraw and to release the capital deposited at the bank. The partners have delegated Mr./Mostafa Said Ali Mohamed to be their agent in order to incorporate the Company and carry out the necessary procedures. In this regard, the initial contract and the AoA of the Company have been ratified at the VIP registration Office at GAFI in Cairo dated 15/1/2019 in accordance with the ratified minutes No. 57 of 2019. The approval of the Financial Regulatory Authority has been received for its book dated 15/1/2019 for publication of the incorporation’s shares. The Company shall be responsible for the conditions and regulations stated in the decision -No. 83/5-2018 on 10/12/2018-issued by the Board of Directors of the Free Zone in Ismailia. In case the Company does not execute this obligation, the Authority will undertake all the procedures in order to revoke the certificate of incorporation.

This certificate would result in granting to the Company the juridical personality after its registration in the commercial registry. This certificate does not give rise of any right to the Company to conduct its purpose from the competent authorities. In case a negative security clearance has been delivered to one of the foreign shareholders or the foreign board members of the Company from the competent security authorities, the Company shall replace or eliminate him with consequent effects to such change.